                                                                   EXHIBIT 10.98
                                               Application for an order granting
                                              confidential treatment pursuant to
                                           Rule 24b-2 of the Securities Exchange
                                         Act of 1934 has been made. Confidential
                                             portions of this document have been
                                        redacted and marked with an [*] and have
                                     been filed with the Securities and Exchange
                                    Commission separately with such application.

                             RECOMBINANT TECHNOLOGY

                        DEVELOPMENT AND LICENSE AGREEMENT


        This RECOMBINANT TECHNOLOGY DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement"), effective as of January 1, 1998 (the "Effective Date"), is made by and between COLLAGEN CORPORATION, a Delaware corporation ("Collagen"), and COHESION TECHNOLOGIES, INC., a Delaware corporation formerly known as Collagen Technologies, Inc. ("Technologies").

                                    RECITALS

        1. Collagen and Technologies have entered into a relationship whereby certain assets and liabilities are transferred from Collagen to Technologies, as further described in the Separation and Distribution Agreement, effective as of January 1, 1998 between Technologies and Collagen (the "Separation Agreement") and in the Ancillary Agreements.

        2. Technologies is in the business of developing products and processes utilizing innovative collagen-based technology and novel biomaterials.

        3. Collagen is in the business of developing, manufacturing and selling human aesthetic and reconstructive medical technology products.

        4. The parties desire to collaborate with each other to develop and commercialize recombinant human collagen-based materials and products.

        NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

                                    ARTICLE I
                                   DEFINITIONS

        Except as otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Separation Agreement. In addition, for the purposes of this Agreement, the capitalized terms set forth below shall have the meanings set forth in this Article 1.

        1.1 "Bioequivalence Milestone" shall mean that certain development stage during the performance of an Approach when the parties shall have attained the ability to: (i) produce a recombinant human collagen material that has demonstrated bioequivalence with the material currently known as homogenate; and (ii) manufacture such material in commercial scale quantities. The specifications of the Bioequivalence Milestone shall be mutually agreed to in writing by the Parties no later than thirty (30) days after the execution of this Agreement.

        1.2 "Costs" shall mean the [*] to either Technologies or Collagen for performing its obligations pursuant to the Project hereunder as set forth in Exhibit A; provided, however, the [*] and [*] of [*] (defined below) and [*] in the Costs of such party for performing the Project.

        1.3 "Net Revenue" shall mean the [*] payments, in whatever form, received by Collagen or a Collagen Affiliate from a third party on account of the grant of a sublicense to the Recombinant Technology or option therefor by Collagen or its Affiliate to such third party, other than amounts included in Net Sales, including but not limited to [*] payments, [*] and the like, [*]: (i) any [*] or other [*] charge (other than [*]) to the extent borne by Collagen or its Affiliate; and (ii) in the case of [*] received by Collagen or its Affiliate, the extent to which such payments constitute reimbursement of [*] costs incurred by Collagen or its Affiliate (including but not limited to expenses for [*].

        1.4 "Net Sales" shall mean the [*] amounts invoiced by Collagen, its Affiliates or sublicensees thereof that acquire Product other than from Collagen or its Affiliates (each a "Seller") for all Products sold or otherwise transferred to: (i) third parties; or (ii) Affiliates of Collagen that are end-users of the Products, [*] made in the normal course of business for: (a) [*]; (b) charges for [*]; and (c) any [*] or other [*] charges (other than [*]) [*]. In the event that Products are sold or otherwise transferred as a combination product, i.e., bundled with or in combination with one or more other components, then the Net Sales for such Products shall be computed based on: (A) the [*] at which such Product would be [*] after [*] to the [*] to which other components in such combination product are subject; or (B) if [*] exists for such Product, the [*] thereof.

        1.5 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereof.

        1.6 "Intellectual Property Rights" shall mean trade secrets, patents, copyrights, know-how and similar rights of any type under the laws of any governmental authority, domestic or foreign, including all applications and registrations relating to any of the foregoing.

        1.7 "Product" shall mean a commercial product or process which incorporates all or any portion of Recombinant Technology.

        1.8 "Project" shall mean the research, development, and manufacturing process development activities to be performed by the parties under this Agreement for the purpose of developing human recombinant collagen-based products and materials.

        [*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.


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        1.9 "Recombinant Technology" shall mean the inventions, discoveries and know-how relating to human recombinant collagen-based materials and products, whether or not patentable, made or developed by the parties pursuant to the Project and any and all Intellectual Property Rights therein and thereto.

                                   ARTICLE II
                            RESEARCH AND DEVELOPMENT

        2.1 PERFORMANCE OF THE PROJECT. At present, the parties contemplate that the Project will be conducted using two separate developmental approaches, one in the yeast system and one in the bovine system (each an "Approach"). The parties shall agree upon the development plan for the Project ("Project Plan") in writing no later than thirty (30) days after the execution of this Agreement. The Project Plan shall set forth for both Approaches: (i) the parties' strategies, plans, activities and schedules with regard to research, development, pre-clinical, pre-regulatory, scale-up and manufacturing development; and (ii) the parties' respective responsibilities for performing the Project. The Project Plan shall be reviewed at least once per calendar quarter by the management of each party and at least once every six (6) months by the Board of Directors of each party and may be amended from time to time during the Term (as defined herein) by mutual agreement of the parties. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to perform the Project in accordance with the Project Plan. The parties' respective obligations to perform each Approach shall terminate when the Bioequivalence Milestone has been reached for such Approach unless the parties agree to terminate the Project or such Approach at an earlier date; provided, however, in the event that the parties mutually agree to terminate an Approach, Collagen shall, subject to Article III, be granted the license set forth in Section 3.1 to any Recombinant Technology developed by such Approach prior to and up to the termination of such Approach. Notwithstanding anything herein to the contrary, upon mutually agreeable terms, Collagen and Technologies may agree to: (i) expand their collaboration beyond the Project so as to include research, development, pre-clinical, pre-regulatory, scale-up or manufacturing development relating to designer collagen materials or technologies other than Recombinant Technology; and/or (ii) continue their collaboration with respect to Recombinant Technology after the Bioequivalence Milestone has been reached in either one or both Approaches.

        2.2 MANAGEMENT.

               2.2.1 CO-CHAIRS. Each party shall appoint one highly qualified and experienced representative as a co-chair of the Project, who together with the other party's co-chair, shall be responsible for managing the Project and relationship between the parties pursuant to this Agreement ("Co-chairs"). Unless the parties agree otherwise, each party will inform the other party in writing of its appointed Co-chair no later than thirty (30) days from the execution of this Agreement. Each party shall have the right to replace its Co-chair from time to time, provided that it promptly notifies the other party thereof in writing. The Co-chairs together shall: (i) provide overall direction to the Project and manage information exchange between the parties; (ii) decide key strategies and issues with respect to research, development, pre-clinical, pre-regulatory, scale-up and manufacturing development; (iii) monitor the progress of the Project; and (iv) investigate new opportunities and/or solve problems and issues that arise relating to the

Project and/or Recombinant Technology. In addition, the Co-chair of a party shall be responsible for ensuring that such party performs and fulfills the duties and obligations of such party as set forth in Project Plan (or otherwise mutually agreed upon by the parties) and managing the employees and/or subcontractors of such party working on the Project.

               2.2.2 GOVERNANCE. In general, the Co-chairs shall strive to reach agreement on all matters relating to the Project. In the event the Co-chairs are unable to reach a decision on any conflict within ten (10) business days after the conflict is identified, the matter shall be submitted to the Chief Executive Officers of Collagen and Technologies for resolution. In the event the Chief Executive Officers of the parties are unable to resolve such conflict within ten
(10) business days after having such conflict submitted to them for resolution, then each party shall each designate two Directors from its Board of Directors (neither of whom is the CEO of such party), which Directors, together with the other two Directors selected by the other party, shall attempt to resolve such matter or dispute. If the four Directors are unable to resolve the conflict, then the parties shall submit such conflict to a single, appropriately qualified, mediator mutually agreeable to the parties who shall work with the parties to resolve the conflict.

        2.3 OBLIGATIONS AFTER BIOEQUIVALENCE MILESTONE. After the Bioequivalence Milestone is reached in an Approach, each party shall bear all responsibility and costs for development of its own Products utilizing the Recombinant Technology developed from such Approach; provided, however, after the Bioequivalence Milestone is reached in such Approach, subject to Section 2.5, each party will be obligated to provide on-going information and reasonable assistance for the other party's Product development and regulatory approval efforts, as requested by the other party, including but not limited to furnishing all relevant technical information and know-how presently or hereafter available relating to the Recombinant Technology and developed from such Approach, but excluding any information which the party is bound by obligations to third parties to keep confidential ("Requested Assistance"). By way of illustration and not limitation, if requested by Collagen, Technologies shall provide to Collagen any existing data needed by Collagen to generate pre-clinical data to support a regulatory filing related to a Collagen Product. The party that desires such Requested Assistance shall pay to the other party such other party's standard rates for such Requested Assistance.

        2.4 DEVELOPMENT FEES. Commencing from the Effective Date until both Approaches have been either: (i) completed as a result of the attainment of the Bioequivalence Milestone for such Approach; or (ii) terminated pursuant to the terms and conditions herein, all Costs of the Project shall be divided equally between Collagen and Technologies. No later than


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
thirty (30) days after the last day of a calendar quarter, each party shall submit to the other party an invoice setting forth the Costs, if any, incurred by such party during such quarter. The party with the lesser Costs for such quarter shall pay the other party [*] percent ([*]%) of the difference between the Costs incurred by the parties within sixty (60) days after the last day of such quarter. The Senior Financial Officers of the parties may agree upon alternate methods for accounting, invoicing and payment of Costs associated with the Project.

        2.5 OWNERSHIP OF INVENTIONS. The parties agree that Recombinant Technology, including works-in-progress, and any Intellectual Property Rights therein and thereto shall be owned by Technologies. Except as otherwise agreed to by both parties, any improvement to the Recombinant Technology developed from an Approach made by either party after: (i) the Bioequivalence Milestone has been reached for such Approach or (ii) such Approach is terminated pursuant to the terms and conditions herein, will be owned by the party that made such improvement, and the other party shall have no automatic right to such improvement.

                                   ARTICLE III
                          LICENSE AND COMMERCIALIZATION

        3.1 LICENSE. Subject to the terms and conditions of this Agreement, Technologies hereby grants to Collagen a worldwide, exclusive, perpetual right and license, with the right to sublicense, solely within the Collagen Field, to develop, have developed, make, have made, sell, have sold, offer to sell, import, export, have imported and exported, distribute, and have distributed Products in the Collagen Field.

        3.2 ROYALTIES. In consideration for the license granted herein, Collagen shall pay Technologies a license fee ("License Fees") equal to: (i) [*] percent ([*]%) of the Net Sales of Product; and (ii) [*] percent ([*]%) of the Net Revenue, provided, Collagen's obligation to pay the License Fees to Technologies hereunder shall terminate once the cumulative License Fees paid by Collagen to Technologies reach $[*] Million U.S. Dollars. In addition, Collagen shall have the option, exercisable by Collagen at any time, to pay Technologies a lump sum equal to $[*] Million U.S. Dollars in lieu of any and all further License Fees to Technologies that shall accrue after the receipt by Technologies of such lump sum payment. Subject to Technologies' prior written approval, Collagen may have an Affiliate or sublicensee pay any royalties due on the Net Sales of such Seller's Products directly to Technologies.

        3.3 REPORTING AND PAYMENT. Collagen (or, to the extent approved by Technologies, its Affiliate or sublicensee) shall pay to Technologies, within thirty (30) days after the last day of each calendar quarter: (a) the amounts due Technologies under Section 3.2 during such quarter; and (b) any amounts payable to third parties for the manufacture, sale and/or use of such Seller's Products pursuant to the Pre-existing Third Party Agreements (defined below) to the extent such amounts have not been paid by Collagen directly to such third parties and shall concurrently provide Technologies with a written report ("Sales Report") setting forth:

        [*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.


                                      -5-


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                      (i)    by Seller, the quantity and type of Product sold or
                             otherwise transferred in such quarter and the Net Sales therefore;

                      (ii) by sublicensee, the Net Revenues received by Collagen and its Affiliates in such quarter; and

                      (iii) a calculation of the amounts payable to Technologies pursuant to Section 3.2 for such quarter (including the conversion rate used to convert such amounts into dollars).

Collagen shall require each Affiliate and/or sublicensee to provide to Collagen a written report containing the information required to be contained in the Sales Report. Sales made in foreign currency will be determined in the foreign funds for the country in which the Product are sold, and then converted into equivalent United States dollars at the exchange rate as published by the Wall Street Journal (U.S., Western Edition) for the last business day of each quarter. Collagen shall remain liable for any amounts payable to Technologies hereunder by a Seller to the extent not satisfied by the Seller.

        3.4 AUDIT. Each party shall maintain detailed and accurate written records and books of account in such manner and detail as to permit the verification of Costs, and Collagen shall, and shall require each Seller to, maintain detailed and accurate written records and books of account in such manner and detail as to permit the verification of the amounts payable to Technologies pursuant to Section 3.2. Upon reasonable notice to the other party ("Audited Party"), a party ("Auditing Party") shall have the right to have an independent certified public accountant, selected by the Auditing Party and reasonably acceptable to the Audited Party audit the Audited Party's records, during normal business hours, to verify the Audited Party's Costs. In addition, Technologies shall have the right to have an independent certified public accountant audit the records of each Seller to verify the amounts payable to Technologies pursuant to Section 3.2. Any such audit of Technologies or Collagen or a Seller shall not take place more frequently than once a year and shall not cover such records for more than the preceding two (2) years. The accountant shall only report as to the accuracy of Technologies or Collagen's Costs or the amounts payable to Technologies pursuant to Section 3.2, and in the event of any inaccuracy, the correct amounts thereof. The Audited Party shall promptly refund any overpayment of Costs made by the Auditing Party, and the Auditing Party shall promptly pay any underpayment of Costs. In addition, a Seller shall promptly pay to Technologies any underpayment revealed in such audit, and Technologies shall promptly refund any overpayment made by Seller. Such audit shall be at the expense of the Auditing Party unless the audit identifies an overpayment by the Auditing Party or an underpayment by the Audited Party or Seller of greater than five percent (5%), in which case such audit shall be at the Audited Party's or Seller's expense. The parties and Sellers shall preserve and maintain all such records and accounts required for audit for a period of two (2) years after the calendar quarter for which the records apply.


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        3.5 THIRD PARTY RIGHTS AND OBLIGATIONS.

               3.5.1 OBLIGATIONS. The parties acknowledge that the parties may incur financial obligations to third parties for the manufacture, use and/or sale of Product, including without limitation license fees, royalties or other payments pursuant to agreements entered into by Collagen prior to the Effective Date, including but not limited to (i) the Intellectual Property and Production Agreement for the Production of Collagens Using a Yeast Expression System between Collagen and Genotypes, Inc., with an effective date of August 15, 1996 ("Genotypes Agreement"); and (ii) the Amended and Restated Research, License and Supply Agreement between Collagen and Pharming B.V., with an effective date of February 20, 1996 ("Pre-existing Third Party Agreements"). In addition, after the Effective Date, each party may, if necessary or desirable, enter into agreements with third parties which may require that license fees, royalties or other payments be paid to such third parties for the manufacture, sale and/or use of such party's Products. The parties agree that each party shall be solely responsible for any and all license fees, royalties or other payments to third parties accruing from the manufacture, use and/or sale of its own Products, whether pursuant to Pre-existing Third Party Agreements or to agreements entered into by such party after the Effective Date; provided, however, with respect to any license fees, royalties or other payments to third parties that accrue pursuant to Pre-existing Third Party Agreements which are assigned to Technologies pursuant to the Separation Agreement, Collagen shall, at Technologies' option, make such payments therefore directly to such third parties if permitted by such third parties. In addition, during the Term, each party will, with reasonable promptness and detail, notify the other party in writing of any third party rights of which it becomes aware that may be required for the other party's manufacture, use and/or sale of its Products. In addition, Collagen shall abide by the terms and conditions in such Pre-existing Third Party Agreements and shall not perform any act or fail to act for which Technologies shall be exposed to liability thereunder.

               3.5.2 RIGHTS. Pursuant to Section 3 (b) of the Genotypes Agreement which shall be assigned to Technologies as of the Effective Date, Technologies has a first right of refusal for an exclusive license to an Invention (as that term is defined therein) made under the terms of the Genotypes Agreement, which Invention is not competitive with an existing product line of Collagen prior to the Effective Date, prior to the licensing of such Invention by Genotypes to a third party. Technologies agrees that after the Effective Date, it shall forward to Collagen any and all notices that it receives from Genotypes regarding any potential licensing of Inventions to third parties no later than ten (10) days after receipt of such notice from Genotypes. After receipt of such forwarded notice from Technologies, Collagen shall notify Technologies within thirty (30) days as to whether Collagen desires to license such Invention. If Collagen notifies Technologies that it desires to license such Invention, then Technologies shall be obligated to timely exercise its first right of refusal to license such Invention. If both Technologies and Collagen desire rights under the license to the Invention, then Technologies shall grant to Collagen an exclusive sublicense to the Invention in the Collagen Field and retain all other rights to the Invention. If Technologies does not desire rights to the Invention, then Technologies shall sublicense to Collagen all rights under the license to the Invention, and Collagen shall be entitled to exercise all rights under such license consistent with Section 9.1 (Non-Compete provision) of the License Agreement.


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
        3.6 GOVERNMENTAL APPROVALS. Subject to Section 2.3, each party shall solely be responsible for obtaining all necessary governmental approvals, including FDA approvals, for the development, testing, production, distribution, sale and use of any of their own Products, including without limitation, performing all required clinical trials therefore. So long as Collagen has a license to Recombinant Technology hereunder, Collagen grants to Technologies a non-exclusive, transferable, fully-paid-up right to reference any and all applicable United States and foreign regulatory registrations, licenses and applications relating to the Recombinant Technology ("Regulatory Materials") in the possession or control of Collagen and solely as such Regulatory Materials relate to Technologies' Products outside the Collagen Field. So long as Collagen has a license to Recombinant Technology hereunder, Technologies grants to Collagen a non-exclusive, transferable, fully-paid-up right to reference any and all Regulatory Materials in the possession or control of Technologies and solely as such Regulatory Materials relate to Collagen's Products in the Collagen Field. The reference rights set forth in this Section 3.6 shall be in addition to the reference rights of the parties set forth in Article V of the License Agreement.

                                   ARTICLE IV
                              TERM AND TERMINATION

        4.1 TERM. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until the termination by either party pursuant to Sections 4.2 or 4.3 ("Term").

        4.2 TERMINATION FOR CAUSE.

               4.2.1 TERMINATION DURING PROJECT. Prior to the attainment of the Bioequivalence Milestone and/or termination pursuant to Section 2.1 for each Approach, either Technologies or Collagen may terminate an Approach in the event the other party shall have breached or defaulted in the performance of any of its material obligations under such Approach as set forth in this Agreement and the Project Plan, provided that the non-breaching party delivers written notice to the defaulting party specifying in reasonable detail the nature of such default or breach and stating its intent to terminate such Approach if such default or breach is not cured. Termination of such Approach shall be effective thirty (30) days after the receipt by the defaulting party of such written notice thereof unless such default or breach is cured by the breaching party prior to the expiration of such thirty (30) day period. If Technologies terminates an Approach pursuant to this Section 4.2.1, Collagen shall not be entitled to the license set forth in Section 3.1 to Recombinant Technology developed from such Approach. If Collagen terminates an Approach pursuant to this Section 4.2.1, then Collagen shall have the license set forth in Section
3.1 to any Recombinant Technology developed from such Approach prior to and up to the date that such termination becomes effective without any royalty obligations (other than Pre-existing Third Party obligations) to Technologies.

               4.2.2 TERMINATION AFTER PROJECT. After the attainment of the Bioequivalence Milestone and/or termination of both Approaches pursuant to
Section 2.1, either Technologies or Collagen may terminate this Agreement in the event the other party shall have breached or defaulted in the performance of any of its material obligations under this Agreement,


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
provided that the non-breaching party delivers written notice to the defaulting party specifying in reasonable detail the nature of such default or breach and stating its intent to terminate the Agreement if such default or breach is not cured. Termination of this Agreement shall be effective thirty (30) days after the receipt by the defaulting party of such written notice thereof unless such default or breach is cured by the defaulting party prior to the expiration of such thirty (30) day period. If Technologies terminates this Agreement pursuant to this Section 4.2.2, Collagen shall not be entitled to the license set forth in Section 3.1, and if Collagen terminates this Agreement pursuant to this
Section 4.2.2, then Collagen shall be entitled to the license set forth in
Section 3.1, subject to the provisions of Article III.

        4.3 TERMINATION FOR CONVENIENCE. After March 31, 2000, either party may terminate this Agreement by delivery of nine (9) months written notice thereof to the other party; provided, however, in the event of such termination pursuant to this Section 4.3, then Collagen shall be entitled to the license set forth in
Section 3.1 to any Recombinant Technology developed prior to and up to the date that such termination becomes effective, subject to the provision of Article III.

        4.4 EFFECT OF TERMINATION. Expiration or termination of this Agreement pursuant to the terms and conditions set forth in this Agreement shall not relieve the parties of any obligations, accruing prior to or upon such expiration or termination.

        4.5 SURVIVAL OF CERTAIN TERMS. The provisions of Sections 2.1 (solely with respect to the license rights granted to Collagen upon the termination of an Approach in accordance with Section 2.1), 2.5, 4.2, 4.3, 4.4 and 4.5 and Articles III (so long as any license to Recombinant Technology to Collagen hereunder is in effect), V and VI shall survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon expiration or termination of this Agreement.

                                    ARTICLE V
                                 CONFIDENTIALITY

        The parties agree that Information that is proprietary or confidential to: (i) Collagen prior to the Effective Date; or (ii) to one party and provided to the other party pursuant to or in furtherance of this Agreement after the Effective Date shall be subject to and treated in accordance with Article VIII of the Separation Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

        This Agreement shall be subject to Article XI of the Separation Agreement, which is hereby incorporated into this Agreement to the extent applicable.


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
        IN WITNESS WHEREOF, the parties have caused this Recombinant Technology Development and License Agreement to be executed by their duly authorized representatives.



                                        COLLAGEN CORPORATION


  Dated:  March 5, 1998                 By:  /s/ Gary S. Petersmeyer
          -------------                    ---------------------------------

                                        Name:  Gary S. Petersmeyer

                                        Title:  President and CEO


                                        COLLAGEN TECHNOLOGIES, INC.


  Dated:  March 5, 1998                 By:  /s/ David Foster
          -------------                    ---------------------------------

                                        Name:  David Foster

                                        Title:  CEO

                                    EXHIBIT A

                                      Costs

Direct Costs include:
        [*]

Indirect Costs allocable percentage of the following costs:
        [*]




        [*] Application for an order granting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 has been made. Confidential portions of this document have been redacted and marked with an [*] and have been filed with the Securities and Exchange Commission separately with such application.